EXHIBIT 23.1



CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated July 25, 2003, accompanying the financial statements of ZIM Technologies International Inc. as of May 31, 2003 and for the year then ended contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


/s/ Raymond Chabot Grant Thornton
Raymond Chabot Grant Thornton
General Partnership


Ottawa, Canada
April 22, 2004